EXHIBIT 99.2

Transcript of conference call.

RadNet, Inc.

Fourth Quarter and Full Year 2013 Financial Results Conference Call

March 3, 2014

Operator:   Good day, everyone, and welcome to the RadNet Incorporate Fourth Quarter 2013 Financial Results conference. Today’s call is being recorded.

At this time, I would like to turn the call over to Mark Stolper, Executive Vice President and Chief Financial Officer of RadNet Incorporated. Please go ahead.

Mark Stolper:   Good morning. Thank you. Good morning, ladies and gentlemen, and thank you for joining Dr. Howard Berger and me today to discuss RadNet’s fourth quarter and full year 2013 financial results.

Before we begin today, we’d like to remind everyone of the Safe Harbor statement under the Private Securities Litigation Reform Act of 1995. This presentation contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning anticipated future financial and operating performance, RadNet’s ability to continue to grow the business by generating patient referrals and contracts with radiology practices, recruiting and retaining technologists, receiving third party reimbursement for diagnostic imaging services, successfully integrating acquired operations, generating revenue and adjusted EBITDA for the acquired operation as estimated, and our ability to complete a successful refinancing transaction of our senior unsecured notes, among others, are forward-looking statements within the meaning of the Safe Harbor. Forward-looking statements are based upon management’s current preliminary expectations and are subject to risks and uncertainties which may cause RadNet’s actual results to differ materially from the statements contained herein. These risks and uncertainties include those risks set forth in RadNet’s reports filed with the SEC from time to time, including RadNet’s annual report on Form 10-K for the year ended December 31st, 2013, to be filed in the coming weeks.

Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance, which speaks only as of the date it is made. RadNet undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

And with that, I’d like to turn the call over to Dr. Berger.

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Dr. Howard Berger:   Thank you, Mark. Good morning, everyone, and thank you for joining us today. On today’s call, Mark Stolper and I plan to provide you with highlights from our fourth quarter and full year 2013 results, give you more insight into factors which affected this performance and discuss our future strategy. After our prepared remarks, we will open the call to your questions. I’d like to thank all of you for your interest in our Company and for dedicating a portion of your day to participate in our conference call this morning.

I am very pleased with our performance in the fourth quarter and how we are positioned for 2014. Simply put, our fourth quarter performance surpassed our own internal projections, resulting in our exceeding the high end of our revised guidance ranges for full year revenue and EBITDA. During the quarter, we experienced aggregate and same-center revenue and procedural growth relative to last year’s fourth quarter, and more importantly, we showed significant sequential operating improvement as compared to the prior three quarters of 2013. We accomplished this both through driving incremental revenue and procedures, as well as expense management as we began to execute on our previously-announced initiatives to eliminate 30 million of operating expenses from our business.

While we cannot determine with certainty why volumes improved in the quarter, we believe we may have benefited from the impact of increased procedures from patients in large deductible health plans who sought to utilize medical services prior to these deductibles resetting in 2014. Also, we noted additional patient volume in our centers from those who were early enrollees in health exchanges under the Health Reform Act. We continue to hope that we will benefit in 2014 from increasing enrolment in some of these health insurance exchanges. Our financial performance is very sensitive to swings in same-center volume and revenue performance. Even low digit revenue growth can bring material incremental EBITDA and profitability.

I’d like to take a few minutes and review some of our achievements in 2013 as they represent—as they are representative of important aspects of our future strategy and are essential to positioning us for success as we move forward in a dynamically changing industry landscape.

First, throughout 2013, we integrated the operations we purchased at year end 2012 of Lennox Hill Radiology, which is the largest non-hospital based outpatient imaging center operation in Manhattan. Lennox Hill has been an operator in the New York City market for 25 years and we could not have chosen a better platform from which to build as we continue to penetrate this exciting new market for us. We subsequently purchased a controlling interest in Park West Radiology and acquired the assets of an additional center in Manhattan, which we branded Lennox Hill Radiology on 130 West 79th Street. Also in August of 2013, we completed the acquisition of Manhattan Diagnostic Radiology, a multi-modality operation with four imaging centers located in Manhattan. The transaction increased our breadth of services, patient capacity and efficiency in Manhattan. We continue to be excited about opportunities within Manhattan and other boroughs of New York City.

Also during 2013, we furthered our relationship with the Barnabas Health System. We opened our first joint venture facility with Barnabas in Cedar Knolls, New Jersey. It became operational with most of the larger New Jersey insurance networks late in the first quarter of 2013, and then we constructed a second joint venture located in Morris Sussex (ph), New Jersey during the second quarter of 2013. We commenced performing utilization management services for Barnabas Health’s approximately 28,000 employees and dependents with respect to their diagnostic imaging needs and are providing these employees with a network of facilities throughout New Jersey.

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In 2013, we also furthered the information technology initiatives, including voice recognition transcription and eRAD RIS and PACS that we believe are important to the long-term success of our business. We began the rollout of our voice recognition transcription solution to our facilities across our networks. We have seen both significant productivity gains and faster turnaround times for reports in the regions and centers that already deploy this technology. As a result, we have been able to reduce internal transcription costs. In centers we’ve actually already successfully integrated voice recognition transcription, we reduced report turnaround time by as much as six to 12 hours.

On the eRAD RIS and PACS side of our IT initiatives, we continue to roll out these systems across our networks. Since the eRAD RIS and PACS have efficient outpatient workflow capabilities, we are able to operate our centers with fewer manual processes, thus ultimately leading to better efficiency and reduce costs.

Still, we have challenges in front of us as we must overcome reimbursement obstacles from government and private payors, utilization pressure and uncertain health reform. As many of you are aware, we are faced with a 20 to $22 million negative impact to our revenue in 2014 from changes in the Medicare Physician Fee Schedule. We are meeting this challenge with the comprehensive $30 million cost savings plans which we have focused much of our management time and attention implementing over the last several months.

The reimbursement challenges create further opportunities for RadNet to separate itself from other industry competitors and participants. Although it hasn’t been easy, we’ve adopted what many believe to be the only strategy that works in our industry. We remain committed to our focus on scale, geographic clustering and multi-modality. A dislocation in our industry has provided us a runway to grow our business, consolidate weaker industry players and partner with large health systems and other healthcare institutions into the future.

At this time, I’d like to turn the call back over to Mark to discuss some of our highlights of our fourth quarter and full 2013 performance. When he is finished, I will make some closing remarks.

Mark Stolper:   Thank you, Howard. I’m now going to briefly review our fourth quarter and full year 2013 performance and attempt to highlight what I believe to be some material items. I will also give some further explanation of certain items in our financial statements, as well as provide some insights into some of the metrics that drove our fourth quarter performance. I will also provide 2014 guidance levels and discuss this morning’s announcements regarding our proposed refinancing transaction.

In my discussion today, I will use the term ‘adjusted EBITDA’, which is a non-GAAP financial measure. The Company defines adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, each from continuing operations, and excludes losses or gains on the disposal of equipment, other income or loss, loss on debt extinguishments, bargain purchase gains and non-equity cash—non-equity compensation. Adjusted EBITDA includes equity earnings and unconsolidated operations and subtracts allocations of earnings to non-controlling interests in subsidiaries and is adjusted for non-cash or extraordinary and one-time events taken place during the period. A full quantitative reconciliation of adjusted EBITDA to net income or loss attributable to RadNet, Inc. common shareholders is included in our earnings release.

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With that said, I’d like now to review our fourth quarter and full year 2013 results. For the three months ended December 31st, 2013, RadNet reported revenue and adjusted EBITDA of $178.3 million and $31.9 million, respectively. Revenue increased $19 million or 11.9% over the prior year’s same quarter and adjusted EBITDA increased $7.3 million or 30% over the prior year’s same quarter. For the fourth quarter of 2013, as compared with the prior year’s fourth quarter, aggregate MRI volume increased 16.8%, CT volume increased 5% and PET/CT volume decreased 4.7%. Overall volume, taking into account routine imaging exams, inclusive of X-ray, ultrasound, mammography and other exams, increased 12.2% over the prior year’s fourth quarter.

In the fourth quarter of 2013, we performed 1,137,825 total procedures. The procedures were consistent with our multi-modality approach, whereby 77.6% of all the work we did by volume was from routine imaging. Our procedures in the fourth quarter of 2013 were as follows: 149,020 MRIs as compared with 127,561 MRIs in the fourth quarter of 2012; 100,082 CTs compared with 95,342 CTs in the fourth quarter of 2012; 5,666 PET/CTs as compared with 5,944 PET/CTs in the fourth quarter of 2012; and 883,057 routine imaging exams compared with 785,709 of all these exams in the fourth quarter of 2012.

Net income for the fourth quarter of 2013 was $1.2 million, or $0.03 per share, compared to net loss of $4 million, or $0.10 per share reported for the three-month period December 31st, 2012, based upon weighted average number of shares outstanding of 39.6 million shares and 38.3 million shares for these periods in 2013 and 2012, respectively, and excluding the 55.9 million non-cash income tax benefit recognized in the fourth quarter of 2012. Affecting net income in the fourth quarter of 2013 were certain non-cash expenses and non-recurring items, including the following: $529,000 of non-cash employee stock compensation expense resulting from the vesting of certain options, warrants and restricted stock; 494,000 of severance paid in connection with headcount reductions related to cost savings initiatives; $675,000 loss on the disposal of certain capital equipment; and $1.2 million of amortization of deferred financing fees and discount on issuance of debt related to our existing credit facilities and our 10.375% senior unsecured notes.

With regards to some specific income statement accounts, overall GAAP interest expense for the fourth quarter of 2013 was $11.2 million. This compares with GAAP interest expense in the fourth quarter of 2012 of $12.9 million. This lower interest expense is mainly the result of the re-pricing transaction that we completed in April of 2013, which lowered the interest on our first lien term loan by over 100 basis points.

For the fourth quarter of 2013, bad debt expense was 4.2% of our service fee revenue compared with 4.3% for the fourth quarter of 2012.

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For the full year of 2013, RadNet reported revenue and adjusted EBITDA of $703 million and $112.8 million, respectively. Revenue increased $55.8 million, or 8.6%, over 2012 and adjusted EBITDA decreased 759,000, or 0.7%, over 2012. For the year ended December 31st, 2013, as compared with 2012, MRI increased 12.2%, CT volume increased 1.2% and PET/CT volume decreased 2.4%. Overall volume, taking into account routine imaging exams, inclusive of X-ray, ultrasound, mammography and all other exams, increased 9.3% for the 12 months of 2013 over 2012.

In 2013, we performed 4,525,490 total procedures. The procedures were consistent with our multi-modality approach, whereby 77.6% of all the work we did by volume was from routine imaging. Our procedures in 2013 were as follows: 592,050 MRIs as compared with 527,853 MRIs in 2012; 400,027 CTs as compared with 395,446 CTs in 2012; 23,448 PET/CTs as compared with 24,035 PET/CTs in 2012; and 3,509,965 routine imaging exams compared with 3,194,933 of all these exams in 2012.

Net income for 2013 was $0.05 per share compared with net income $0.12 per share in 2012, based upon weighted average number of diluted shares outstanding of 39.8 million and 39.2 million in 2013 and 2012, respectively, and excluding the $55.2 million non-cash income tax benefit recognized during 2012. Affecting net income in 2013 were certain non-cash expenses and non-recurring items, including the following: $2.6 million of non-cash employee stock compensation expense resulting from the vesting of certain options and restricted stock; $806,000 of severance paid in connection with headcount reductions related to cost savings initiatives; $1 million loss on the disposal of certain capital equipment; $2.1 million gain on the sale of imaging centers; and $4.6 million of amortization of deferred financing fees and discounts on issuance of debt related to our existing credit facilities and our 10.375% senior unsecured notes.

With regards to some specific income statement accounts, overall GAAP interest expense in 2013 was $45.8 million. Adjusting for the non-cash impacts from items such as amortization of financing fees and accrued interest, cash interest expense was $41.8 million in 2013. This compares with GAAP interest expense in 2012 of $53.8 million and cash paid for interest of $47.8 million.

For 2013, bad debt expense was 4.2% of our service fee revenue compared with an overall blended rate of 4.2% for the full year of 2012.

With regards to our balance sheet, as of December 31st, 2013, and unadjusted for bond and term loan discounts, we had $585.3 million of net debt, which is total debt less our cash balance. As of year-end 2013, we were undrawn on our $101.25 million revolving line of credit, and we had an $8.4 million cash balance. At December 31st, 2013, our accounts receivable balance was $133.6 million, an increase of $4.4 million from year-end 2012. Our net days sales outstanding, or DSOs, was 57 days at December 31st, 2013, lower by 6.4 days when compared to 63.4 days as of that date one year ago. Our accounts payable and accrued expenses were flat year-over-year at approximately $106 million. Throughout 2013, we repaid $9.8 million of notes and leases payable, had cash capital expenditures net of asset dispositions and sale of imaging center assets and joint venture interests of $41.4 million.

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I will now discuss how RadNet performed relative to our revised 2013 guidance levels, which we released upon announcing our third quarter 2013 financial results. For revenue, our guidance range was 700 to $730 million; our actual results were $730.9 million. For adjusted EBITDA, our guidance range was 105 to $110 million; our actual results were $112.8 million. For capital expenditures, our guidance range was 35 to $40 million; our actual results were $41.4 million. For cash interest expense, our guidance range was 40 to $43 million; our actual results were $41.8 million. And for free cash flow generation, our guidance range was 20 to $30 million; our actual results were $29.6 million.

Our fourth quarter performance was stronger than that which was projected when we issued our revised full year 2013 guidance levels. As a result, we exceeded the high end of our revenue and EBITDA guidance levels, and with respect to free cash flow generation, we are pleased that our actual results were at the very top of our guidance range.

At this time, I’d like to review our 2014 guidance levels, which we released this morning in our earnings press release. For 2014 fiscal year, we announced our guidance ranges as follows: For revenue, 700 million to $730 million; for adjusted EBITDA, 110 to $120 million; for capital expenditures, 40 to $45 million; for cash interest expense, 38 to $42 million; and for free cash flow generation, 30 to $40 million. As reflected in our 2014 guidance, we are optimistic about 2014, even in the face of an estimated 20 to $22 million negative impact to our 2014 revenue from the changes in the Medicare Physician Fee Schedule, which we announced in December. In response to these cuts, we launched an aggressive plan to eliminate $30 million of operating cost from our business. Our 2014 guidance reflects our confidence in achieving at least $20 million of these cost savings within 2014.

Our guidance also incorporates what we are projecting to be a soft first quarter in 2014 due to the unusually severe weather conditions that have existed in the northeastern part of the United States in January and February this year.

I’d now like to discuss our capital structure opportunity. As many of you may have seen this morning in our financial results press release, we announced a proposed refinancing transaction of our $200 million 10.375% senior unsecured notes due 2018. The intended refinancing may include a tender offer for or redemption of our senior unsecured notes which would be replaced by new senior unsecured second lien—excuse me, senior secured second lien term loan debt and additional indebtedness under our senior secured first lien credit facility. The potential refinancing transaction would be subject to negotiations with current lenders of our senior secured debt and market and other conditions. Thus, there can be no assurance that we will complete a refinancing transaction on terms that are favorable to us and to our investors. We also may engage from time to time in discussions with certain creditors of ours and holders of our senior unsecured notes as we pursue the potential refinancing transaction.

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We have publicly discussed in recent quarters the possibility of lowering our cost of capital through refinancing our 10.375% senior unsecured notes with less expensive capital. Our objective is to reduce our cash interest obligations, provide us with additional operating flexibility and lengthen the maturity of our most junior debt capital. If successful, we currently expect to consummate a transaction in April.

I’d like now to turn the call back to Dr. Berger, who will make some closing remarks.

Dr. Howard Berger:   Thank you, Mark. In summary, we are optimistic about 2014. Our business continues to be a strong cash flow generator, as we demonstrated in the fourth quarter. We ended 2013 undrawn on our revolver and with over $8 million of cash on our balance sheet.

Going forward, we plan on having a more balanced approach with respect to what we do with our free cash flow. In recent years, much of it was spent on acquisitions. In the future, while we believe we will remain reasonably active with small, tuck-in acquisitions, much of our free cash flow will be used to repay debt and deleverage our balance sheet. If successful, our proposed refinancing transaction will aid in this by potentially lowering our cash interest expense and providing additional funds for debt repayment.

Furthermore, it should be noted that of our 40 million to—45 million capital expenditure guidance level in 2014, 12 million has been earmarked for the repayment of operating leases on existing equipment as part of our cost savings initiatives. Put differently, we expect to spend between 28 million and 33 million on new capital equipment during 2014. This will provide free cash flow for debt repayment and deleveraging.

Our near-term focus will continue to be on executing our cost savings initiatives. Our ability to mitigate reimbursement pressure is greatly enhanced by, and in some cases, only exists because of our scale. We represent important and sizable books of business for many of our operating partners and vendors. These partners recognize their responsibility in assisting us with mitigating the reimbursement pressures and have cooperated with us for the long-term benefit of all parties. Additionally, as we have grown, new opportunities for efficiency have surfaced. We remain confident and energized that our operating strategy is what is necessary for sustained success in our industry.

Operator, we are now ready for the question and answer portion of the call.

Operator:   Thank you. If you do have a question today, please press star, one on your touchtone telephone. If you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Once again, it is star, one to ask a question.

And our first question is from Brian Tanquilut from Jefferies.

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Brian Tanquilut:   Good morning, guys, and congratulations. So first question for Howard or Mark, the cost savings that you outlined, if you don’t mind just giving us details on what exactly we’re looking at? And then how should we think about the ramp in the realization of those cost savings? And then the last part on that question would be, you know, should we expect it to be at that $30 million run rate exiting 2014?

Dr. Howard Berger:   I’ll take that question, and in reverse order. We do expect to be at that run rate by the end of the year. The cost savings initiatives, broken down into several components, some of it is for headcount reduction, which we have, at this point, already completed. The initial phase of that which we indicated in the close call of the third quarter in November and are looking at other opportunities to go even beyond that. Other cost saving measures come from, as we mentioned in this close call, conversion of operating leases, as well as other areas that involve the implementation of our new IT systems related to RIS, PACS and voice recognition. All three of those initiatives are well underway and will be completed before the end of the 2014 calendar year.

So a combination of those primary three sources, along with other negotiations with vendors on purchasing of supplies and materials, give us the $30 million that we talked about. The opportunity, we believe, is for the substantial bulk of those to actually be implemented by the end of the third quarter, many of which, as I said before, are well underway, but in particular the rollout of our IT solutions, which has been long in coming, is now well underway and is an aggressive schedule to get the entire 250 centers of RadNet on the new platform by the end of the third quarter. So certainly, exiting the year, our ramp will be at the $30 million and with any additional opportunities that we’re looking at, it may even exceed that going into 2015.

Brian Tanquilut:   Okay, and then, Howard, you know, obviously Q4, the volumes were good, but as we think about, you know, just market share shift within the industry, I’m guessing you guys are gaining share from the mom-and-pops, but what are you seeing now in terms of share shift into the hospital and vice versa? And I know you have your partnership in New Jersey. Is that sort of the model that we should see going forward, where, you know, these hospitals would partner more—I mean, are you seeing more interest in that sort of arrangement?

Dr. Howard Berger:   Well, I’ll answer that question and maybe broaden it just a little bit. I believe that there is going to be major shifts and a continuation of work out of hospitals in—and into ambulatory centers, and I’m, of course, being somewhat general with that because that includes not only imaging but outpatient surgery centers, lab work, et cetera. I believe that the wakeup call to the commercial payors has now been well recognized, that the cost structures and reimbursement to the hospitals is substantially greater than what is achievable in the outpatient sector, and as a result, many of the payors are now doing plan design that will help direct patients to more affordable imaging, as well as other outpatient procedures, as well as being very active in that process itself in making their insured people aware of this and hopefully even directing them more so.

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The hospital systems that recognize this are certainly going to be looking more actively about how they increase their outpatient presence. Barnabas, to their credit, was one of the first to do that and we believe that there will be others that will knock on our door to look at similar types of strategy, and the key to this, which I think is a very real one and is a word that is creeping more and more into the lexicon of all providers, is population health. The idea of just shifting business, if you will, from outpatient—into outpatient centers from inpatient doesn’t address the overall issues that I believe the traditional fee-for-service model encompasses. More and more people are talking about taking larger groups of patients and moving them into more controlled economic alliances, partnerships with many providers, imaging being perhaps the most prominent of those given the prolific nature of that need in the medical community and in the population.

So I think 2014, and certainly going into 2015, is going to be a very significant year of change. How rapidly the change is adopted is going to be a matter (audio interference) the various providers and payors recognizing and coming together in different economic models than what we have been traditionally used to, and I think this will be something that’ll be seen, you know, across the United States. Hopefully, as our strategy has indicated, we are in the major population areas, where about 25% of the total United States population resides and shifts for population health management and other forms of partnering certainly can bring large volumes of patients under control. We at RadNet, of course, have been involved in what I’ll call population health management through our capitation in California, and we see that opportunity now being something more seriously considered outside of California, and as people look at that as a better model for managing cost and managing access and quality of care.

So in answer to your question, we are excited about these opportunities. I think that they will certainly have significant impacts on the smaller players. I believe some of those shifts are going on. There is a continuing escalation of providers out there that are either closing up their operations or looking for safe havens with bigger systems like ourselves, and I believe the shifts that we’re going to see are going to set the path for major changes in the delivery of healthcare over the next five to 10 years. I believe RadNet will be in the markets that we’re in and perhaps even in new markets that might be—that might attract opportunities to us and for us are things that you might expect to hear from us.

Brian Tanquilut:   Last question for you, Howard, just to that last point. So as we think about free cash flow, you’re guiding to, you know, 40 to 45 million roughly of free cash, how should we expect you to deploy that? I mean, would you—sorry, free cash from 30 to 40. Would you consider going to new markets and making acquisitions, or what’s the plan right now for free cash deployment? Thanks.

Dr. Howard Berger:   Well, our primary goal for 2014, as Mark outlined in his statements, is for pay down of our debt and deleveraging, so I think you may see more comments about that in our proposed refinancing; that will be more of a commitment for that for the Company. And while that is something that we will aggressively be pursuing, if there are opportunities for us to go into other markets that truly represent long-term opportunities and require us to use some of that cash for the purposes, we’ll look at that—at those on a case-by-case basis, and I believe if we do find those opportunities, they will represent significantly different types of long-term benefits and vision for the Company than what we have traditionally been looking at.

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Brian Tanquilut:   Got it. Thanks.

Operator:   Moving on, we’ll hear from Darren Lehrich from Deutsche Bank.

Darren Lehrich:   Thanks. Good morning, everybody. Maybe just on that last point, with regard to your views on leverage, can you just help frame in broad strokes what, you know, you think your longer-term target leverage might be, and it sounds like you’re coming to market maybe with a little bit of a different view about that, so be helpful just to frame it.

Mark Stolper:   Sure, Henry, it’s Mark. I’ll take…

Dr. Howard Berger:   Darren, it’s Darren.

Mark Stolper:   Darren, I’m sorry, Darren. I’m talking about your colleague here. Darren, yes, I mean at the end of the year, we’re finishing up on a pro forma basis, you know, currently a little bit under 5 times EBITDA on a total debt to EBITDA basis, and you know, I think long term, we’d like to see us be closer to around 4 times, perhaps even slightly below that. I mean, I think we’re very comfortable with our leverage today and given our cost of capital and where we see our cost of capital going, you know, we have significant free cash flow, as indicated by our 30 to $40 million free cash flow guidance range for 2014. So we sleep very well at night, and we feel comfortable with our capital structure today, but going forward, I think that, you know, we’ll have more financial flexibility and more opportunity to grow the business if we were down closer to about 4 times.

Darren Lehrich:   Sure. Okay, that makes a lot of sense. And then just, when we think about your cost savings initiatives and the free cash flow guidance you’ve provided, can you just confirm whether or not cash restructuring costs are part of that free cash flow outlook, and you know, will cash restructuring costs be material in 2014?

Mark Stolper:   Sure. They will not be material in 2014. The only costs, or restructuring costs associated with achieving the roughly $30 million of cost savings is related to headcount reductions or severance, and if you notice in the fourth quarter, we had some meaningful severance there, and so a number of these, or most all of these headcount reductions occurred within 2014, so—within 2013, so as 2014 rolls on, we don’t expect to have any meaningful severance or any other restructuring costs.

Darren Lehrich:   Okay, thank you. And then a couple of other things briefly here just, as it relates to your commentary in Q1, obviously, you know, none of us would be surprised about weather impact, but I guess just thinking about it in the context of, you know, the last time we had a major event I guess was Q1 of 2010. Do you think, based on what you’re seeing, that it’s similar or can you just put it into some framework just to help us think through how impacted the weather has been in the business here?

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Dr. Howard Berger:   Well, I think as we mentioned, Darren, the guidance that we gave did include what we expect to be a soft first quarter given the weather conditions in the northeast. The weather pattern, which I think has affected virtually all businesses out there, is extraordinary and there is no way to avoid that kind of effect on the business. That being said, we do separate out in our guidance and in our forecasting the volumes on the West Coast have been extraordinarily high, some of which I believe is a result of factors that we talked about, meaning some—people getting into the new health insurance exchanges and, I think, deductibles that—or people are being a little bit more diligent on where they get their outpatient services given that they’ve got more financial responsibility for that, and I think we’re seeing that in California because of the high population here and the large number of people that we expected to see going into exchanges. We are working closely with a number of the large payors here on things like plan design and aggressive patterns, moving patients from hospitals to the outpatient facilities, and I think that what starts in California, you know, the jet stream does blow west to east and we expect to see similar patterns there once the weather clears, because again, we are in major, you know, metropolitan areas where I think a lot of people will be moving into these systems.

And I think—I’d like to just make one other point clear, and I may have talked about this on other close calls, one of the unique strategies of RadNet is that we are multi-modality, and you can see by our consistent results that more than three quarters of our volume is from routine imaging. If you look at the type of people who are going to be moving into some of these new products, it’s people that are going to need primarily routine imaging, not necessarily the advanced imaging, which is generally associated with people that have either illnesses or other needs to get MRI, CT and PET/CT scanning. We think that’s an enormous benefit here because capturing those patients for their routine imaging will ultimately lead to larger volumes on the advanced imaging side of it. So our strategy and our discipline, I think, is going to provide rewards for us, and we’re seeing that in California, where we haven’t been hampered by these weather patterns. And once the weather patterns improve, which, I think spring is pretty much around the corner here, I think we’re going to see similar results here.

I know in our relationship, which is near and dear to you, Darren, with Barnabas, this is something that both systems – meaning RadNet and Barnabas – are anticipating because they, since we’re as close to them as we are with any of our hospital partners, tell us that, you know, inpatient volumes are being challenged and it’s one of the reasons why they, you know, sought a partnership with us, is because they knew they needed more access to ambulatory services, and in Northern New Jersey where Barnabas is, there was no other candidate other than RadNet to really define that relationship, and I think that relationship has been an overwhelming and unqualified success, which, when other people become more aware of it, will certainly want to embrace that also. So I think that the guidance that we’ve given does anticipate that the fourth quarter will be—excuse me, the first quarter here will be a little bit on the weak side but that once these weather patterns improve, we expect to see, like we are here on the West Coast, substantial improvement in our volumes.

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Darren Lehrich:   That’s helpful color. Last thing, just briefly, Mark, the NOL position that you’re in, please?

Mark Stolper:   Yes, I mean it’s still north of $200 million, both on the federal and state level, so—although we—since we put the deferred tax asset on our books in the fourth quarter of 2012, although we’ve had a significant tax provision throughout 2013 as it relates to using that deferred tax asset, we still, you know, for the most part, except for some state taxes where we’re not in an NOL position in those states, we still have very little cash taxes that we’re paying.

Darren Lehrich:   Okay, great. Thank you.

Operator:   Our next question is from Henry Reukauf from Deutsche Bank.

Henry Reukauf:   Good morning, guys. Congratulations on a really nice quarter and some good guidance too. On the cost savings that you have, can you say what your—of the 30 million, what are you entering into the—what you entered into the year with, how much you had realized or run rating out of the fourth quarter?

Dr. Howard Berger:   Better than half of it is what we started the year with. The two major cost saving initiatives, which was buying out some operating leases and headcount reduction, were completed before the end of the year and did have a small impact in the fourth quarter results. So of the $30 million, well over half of that was achieved, as well as a couple of other initiatives with our vendors and some cost savings and purchasing initiatives. So I think it’s—I’m comfortable saying that, rolling into the year, we probably had already 20 million of the 30 million in place that would be realized on a run rate some time here in the first quarter.

Henry Reukauf:   Okay, so we can almost say that you, pretty much going into the first quarter, offset the impact that you’re going to see from the price reduction?

Dr. Howard Berger:   Yes.

Henry Reukauf:   Okay. Then, you know, since weather isn’t impacting volumes in California, and it sounds like things are going well, how do you see volumes in California? You mentioned they were up. What degree?

Dr. Howard Berger:   Well, I’m—are you talking about the fourth—are you talking about the first quarter?

Henry Reukauf:   I’m thinking about the first quarter because it sounds—you sound very—pretty optimistic about it, particularly in California. It’s obviously going to be weak in the East Coast—on the East Cost (cross talking).

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Dr. Howard Berger:   Again, we’re only barely two thirds of the way through and even January itself on the West Coast given, you know, the holidays and the ramp up here, perhaps are not quite as indicative, but I’m confident that our volumes here on the West Coast will be higher than what our overall guidance for volume increase is. Part of that is that we are getting increasingly more incoming calls from groups that want to go to capitation. Now, these are people that we may already be doing business with but who are looking to fix their costs, take advantage of the utilization management tools that we’ve honed here over 20-plus years and start directing their business into a network of imaging centers like what RadNet has, so profoundly here in California, that I think is going to cause some significant shifts in the marketplace. So I think California, again, is a bell weather for what we can expect in other parts of the country and—or let’s say on the—in the northeast marketplace here, and terms that used to be dirty words like capitation and other forms of partnering are clearly now much more on the forefront of payors’ minds and providers’ minds.

So given the fact that managed care is so extensive here in California, it shouldn’t be considered unusual for us to be fielding more of these calls and opportunities here, but I think it’s just a matter of time until it’s embraced in some form in other parts of the country, and whether you want to call that population health, whether you want to call it accountable care organizations, I think all of these terms are just more of a way of talking about how the traditional fee-for-service model may be changing for large books of populations. So I think RadNet, fortunately over its long history here of managing large geographic areas of centers and in populations and, most importantly, handling large volumes of—and books of business, which I can’t overestimate the value of what we’ve been working on now for three years with our information systems, there is so much opportunity to automate and remove many, many manual processes that we have been hampered with, the whole industry has for years, is now something that is a reality. It’s probably in, at this point already, maybe a quarter to – well, more than that – about a third of all of our centers and rapidly moving to be put into all of them on a single platform, which will create workflow efficiencies, cost reductions and which I believe are not only important from a financial standpoint but managing these large populations that I think we’re going to be seen with.

I’m very proud of our IT operation, and I believe the eRAD product, which combines RIS PACS, voice recognition, critical test reporting and utilization management tools, is a unique and probably best of breed product right now in the marketplace, and there are plenty of players in there that we compete with; that I make that statement very boldly, and I’m not putting down anybody else’s product, but this is a product that has been designed for—to handle large volumes of business in individual centers in geographic regions which does not exist out there anywhere else.

Henry Reukauf:   Okay. And then last one, maybe for Mark, on the guidance, am I think about this right? I mean, kind of—if I look at the low end of the guidance, it seems like, you know, the cost savings are going to offset the plus a little bit the reduction from reimbursement cut, and so kind of the low end of your guidance assumes kind of a flat year with those two things offsetting each other and you kind of remain flat, and then the upside the guidance, you know, kind of explains how you—is my thinking right on the low end? And then how do you kind of get to the high end? What are the factors there that kind of drive the nice increase?

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Mark Stolper:   Sure. I think that’s accurate. The low end of the guidance assumes essentially a flat year, with the cost savings that we achieve on an LTM basis, or latest 12 months basis, as of the end of the year kind of equal out with the reductions in reimbursement. The higher end of the guidance assumes some growth in same-center procedural volumes, which, you know, which we achieved in the fourth quarter of 2014 but, you know, was a—was difficult to achieve and something that we weren’t able to achieve in the first three quarters of 2013, as utilization, you know, continued to be managed and as patients have moved or migrated more towards these higher deductible plans and have been much more consumeristic and judicious about utilizing healthcare services, not just imaging but all healthcare services. So the top end of the guidance does assume some growth.

Henry Reukauf:   Okay. Thanks so much.

Operator:   We’ll go next to Duncan Brown from Wells Fargo.

Duncan Brown:   Hey, good morning. Maybe following up on ’14 guidance, can you talk about your expectations for commercial pricing in ’14?

Mark Stolper:   Sure. Our guidance assumes flat commercial pricing, which is something that we have been able to achieve over the last couple of years. We have had some reductions with the very small part of our business that has rates that are tied to Medicare, for instance, Medicare Advantage plans which we categorize in our commercial insurance payor class, you know, along with, you know, the HMOs. But for the most part, the rest of our commercial book of business has been flat and in some cases, as we discussed last year, we received some nice price increases in the mid-Atlantic region, where we have a significant concentration of centers and where we are a very significant part of the provider network for all of the insurance companies in that region. So we’re assuming flat pricing on commercial book, and then our capitated book, which represents about 9 to 10% of our business, we receive annual price increases as utilization continues to go up, even under our managed utilization functionality.

Duncan Brown:   And for the managed Medicare, can you remind us what percentage of your overall book that is, or as a percentage of commercial, depending on how you look at it?

Mark Stolper:   Yes, I don’t have that offhand, but it’s very small. I mean, our commercial book of business is about 58% of our entire book of business, and of that, you know, if it were 5%, I’d be surprised.

Duncan Brown:   Gotcha, thank you. And then on the—in the Q1 guidance, you know, commented that it’s going to be on the weak side. Can you remind us, what Q1 ’13 negatively—I mean, if I recall right, it was negatively impacted by Sandy; as well, obviously, the bigger impacts were Q4 ’12, so I mean are you saying it’s going to be weaker than the Sandy—or it’s going to be more pronounced than the Sandy impact was in Q1 ’13?

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Mark Stolper:   I mean, we don’t have the—we don’t have enough information in front of us, you know, given that we haven’t closed two of the three months of 2014, but what I could tell you is that, if you remember, Sandy occurred, I think it was late October of 2012. A lot of the impact was in that fourth quarter of 2012 but there were—there was some lingering effect into 2013 and we had some other weather issues in the first quarter of 2013. What I would tell you is, you know, just from a gut feel here in first quarter of 2014, it’s probably more akin to when Sandy hit in that fourth quarter than it was to the first quarter of 2013 with the lingering effects of Sandy and some other weather. But it’s really too early to speculate, Duncan.

Duncan Brown:   No, that’s fair and I appreciate the commentary. I guess maybe a high level question, just in general when you have these sort of weather issues, I mean do these volumes – and this maybe too high level of a question – but do these volumes just get deferred and you eventually realize them, or are they by and large just lost opportunities?

Dr. Howard Berger:   I think they’re mostly lost opportunities, and the reason I say that is, you know, the only way you realize those is if you can take the patients that weren’t done and do them by having capacity in your centers to, let’s say, double up your business, and most of our centers are pretty busy and can’t absorb that, number one, so you lose those slots forever. Number two, the bigger issue is that, remember, these volumes, or the impairment of these volumes is not singular to outpatient imaging. When we are not open, generally speaking, the doctors who refer us patients are not open, either because they can’t get to their offices or their patients can’t get to their offices and as a result, those patients wind up getting their services pushed back simply because we don’t get the referrals given that their referring doctors’ offices are closed also.

And perhaps the most difficult part of really understanding this is that, you know, 99% of what we do – maybe that’s a little bit much – but a high—very, very high percentage of what we do is elective work and as a result, sometimes people who are ill, if they get better, they may decide not to go the doctor in the first place or not need a test, and so some of the work may never get done given the fact that there’s a deferral in the entire system of having these patients, you know, go through the healthcare process of diagnostic evaluation and treatment. So it’s very disruptive and I don’t believe that we’re going to have the chance of recovery. Think of it as an airline. You know, when the airlines are down and those seats are lost, they’re lost forever and it doesn’t mean that the people who fly the airlines can get booked on the next flight, which is probably already full anyhow, so there’s a lot of similarities to the airline industry, I think, when it comes to imaging.

Duncan Brown:   All right, great. Thanks a lot.

Operator:   We’ll go next to Elie Radinsky from Cantor.

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Elie Radinsky:   Yes, hi, congratulations again on a good quarter. Just two quick questions for you. Now that you’re in California and many other states that are participating in the Medicaid expansion and the Affordable Care Act, can you discuss any thoughts that you may have on that program for the year given that you’ve had two months of experience in that, if any? And the second thing is, is when you talked about refinancing your bond, you mentioned that your, you know, proposal to do a second lien and other debt or other financing, what would that other financing be? Thank you.

Dr. Howard Berger:   I’ll take the first part and then I’ll defer the second part to Mark. What we’re seeing, and probably didn’t anticipate would be the case, is that a number of these new insured are rolling into the large medical groups who we already have capitation arrangements with, and that process didn’t really start getting some legs until probably the month of February, where we are now getting contacted by our groups and telling us to be prepared for some significant upward enrolment in their HMO products. So what we’re now moving towards is a recognition that these patients who primarily were either not being—did not have access to healthcare because they didn’t have insurance or were just winging it, if you will, and doing only what they to, are fairly aggressively making their way into the various exchanges, here in California in particular, that is resulting in, at least what we’re seeing, of a fairly exciting and growth of the HMO products that we just didn’t anticipate, and I’m not sure if anybody did. But it is going to, I think, increase our volumes at our centers, and more importantly, because so many of these are falling into our existing capitation arrangements, we’re going to see some nice increase in revenue even if these people are not immediately seeking outpatient imaging procedures.

So this is something that we thought might happen but couldn’t put any real definitive or certainty to it and appears to be gaining some significant momentum here as we move through the month of February and into March, where we’re being notified that these people are beginning to, you know, fall under these programs. I doubt that we will see this as quickly on the East Coast because of weather-related issues, but I believe the phenomena, given the fact that we’re in high demographically populated states, will ultimately be the same in places like New York, New Jersey, you know, Delaware and Maryland. So it may be a little bit of a delayed reaction on the East Coast but I think we’re very buoyed by what we’re seeing here on the West Coast.

Mark Stolper:   Elie, I’ll take the second part of your question, which was a question about the sources of funds in our refinancing. What we’re contemplating is to raise $180 million in a second lien term loan and $30 million tack-on to our existing Term Loan B, our first lien term loan. So part of the interest rate savings will come from an expected lower interest rate on the second lien term loan, and the other part will come from the fact that we’re replacing some junior capital with more senior capital.

Elie Radinsky:   And the expectation is for at least a 300 basis points improvement in that refinancing? Is that fair to say?

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Mark Stolper:   I can’t publicly comment on that right now, as, you know, we’re going to be hitting, you know, the private markets this week, inclusive of a bank meeting on Thursday. But, you know, I—yes, I can’t really say much more than that. I think that it’s safe to say that we wouldn’t be going out into the marketplace unless we thought that there was a, you know, material interest rate savings to the Company.

Elie Radinsky:   Excellent. Well, good luck on that.

Mark Stolper:   Thank you.

Operator:   And just a reminder, it’s star, one if you have a question. We’ll go to Alan Weber from Robotti & Company.

Alan Weber:   Good morning. Can you talk about you’ve seen more publicity about doctors joining hospitals and kind of what you’re doing and how—what impact you see that long term, both in California and on the East Coast?

Dr. Howard Berger:   Good morning, Alan. Well, I think it’s less of an issue on the West Coast here, just given the nature of the hospitals and the landscape here, particularly with managed care. So we don’t see a lot of that here on the West Coast. We are seeing some of it but just given the number of doctors, the population here, the impact overall would be very, very small. The East Coast is a little bit different. I think there’s more aggressive competition for groups on the East Coast, and while we are seeing it in some markets, it really hasn’t had much of an impact here. Again, on the East Coast, which is a little bit different, particularly in New Jersey and in Maryland, which are two of our bigger regions, we are aligned with major hospital systems, four of them in Maryland and one of them in New Jersey. So to the extent that those hospital systems wind up being part of the physician consolidation and acquisition, we actually expect to benefit from that and that has been something that we have been seeing. But overall, I don’t expect this to be a major impact all in any of the markets that we’re in.

Alan Weber:   Okay, great. Thank you very much.

Operator:   Once again, it is star, one if you have a question today.

And it appears there are no further questions at this time.

Dr. Howard Berger:   All right, well, I want to thank everybody for taking the time to listen to our close call here. Management will continue its endeavor to be the market leader that provides services with appropriate return on investment for all of its stakeholders. Thank you for your time and we look forward to our first quarter close call in May.

Operator:   And that does conclude our conference today. Thank you all for your participation.

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